Exhibit (h)(10)

SCHEDULE A

Money Market Master Portfolio

Prime Money Market Master Portfolio

Active Stock Master Portfolio

CoreAlpha Bond Master Portfolio

Government Money Market Master Portfolio

Treasury Money Market Master Portfolio

S&P 500 Index Master Portfolio

Bond Index Master Portfolio

LifePath Retirement Master Portfolio

LifePath 2010 Master Portfolio

LifePath 2020 Master Portfolio

LifePath 2030 Master Portfolio

LifePath 2040 Master Portfolio

LifePath 2050 Master Portfolio

Amended and approved by the Board of Trustees of Master Investment Portfolio on May 15, 2008.

Schedule A to Master Investment Portfolio Securities Lending Agreement